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                               [KOLL LETTERHEAD]

NEWS RELEASE

Contacts: Raymond J. Pacini, Chief Financial Officer, 714-833-3030 X291
          Lucy Dunn, Senior Vice President, Koll Communities, Inc. 714-472-5800

                 KOLL REAL ESTATE GROUP, INC. INTENDS TO APPEAL
                           JUDGE'S RULING ON BOLSA CHICA


NEWPORT BEACH, California -- February 20, 1998 - Koll Real Estate Group, Inc. (NASDAQ:KREG) announced that it plans to appeal today's San Diego Superior Court ruling that the California Coastal Commission did not fully comply with the requirements of the Coastal Act when it reconsidered the Bolsa Chica Local Coastal Program Amendment. The Court's decision was based on its view that the Coastal Commission should not have limited the scope of public comments during the Commission's October 1997 hearing.

     According to Koll Communities' Senior Vice President Lucy Dunn, "The Company is obviously disappointed with the Court's ruling. During the 25-year Bolsa Chica planning process, the public has had ample opportunity to participate in a very long line of public hearings, meetings and workshops. We are confident that the California Coastal Commission acted appropriately in this matter. We intend to take this case to the Court of Appeals, as well as pursue all other available legal and administrative options."

     The Company indicated that the Court's ruling will delay the previously planned start of infrastructure construction this year; however, the Company is unable to predict the length of such delay at this time.

     Any forward looking statements in this press release involve risks and uncertainties. The Company's actual results could differ materially from those currently anticipated in any such forward looking statements because of many factors.

    KREG provides residential and commercial real estate development services on a national and international basis. The Company holds a large residential land inventory in Southern California. More information about Koll Real Estate Group is available on the Internet at WWW.KOLLREGROUP.COM.



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